Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

June 18, 2018

among

FOUNDATION MEDICINE, INC.,

ROCHE HOLDINGS, INC.

and

062018 MERGER SUBSIDIARY, INC.

i

ii

Annex I	Offer Conditions
Annex II	Amended Charter

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 18, 2018 among Foundation Medicine, Inc., a Delaware corporation (the “Company”), Roche Holdings, Inc., a Delaware corporation (“Parent”), and 062018 Merger Subsidiary, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will cause Merger Subsidiary to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any and all of the outstanding shares of common stock, $0.0001 par value, of the Company (collectively, the “Shares”) at a price of $137.00 per Share (the “Offer Price”), without interest;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting solely of independent directors (the “Special Committee”) to review, evaluate, negotiate, recommend or not recommend any offer by Parent to acquire securities of the Company or any other proposal for a business combination transaction with Parent;

WHEREAS, the Special Committee has unanimously recommended that the Company Board approve the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Special Committee) has approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Subsidiary have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as soon as practicable following the consummation of the Offer, the parties intend that Merger Subsidiary will be merged with and into the Company without stockholder approval in accordance with Section 251(h) of Delaware Law, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Definitions.

(a)    As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition, purchase or exclusive license, directly or indirectly, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement, and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be an Affiliate of the Company or any of its Subsidiaries, and (ii) neither Chugai Pharmaceutical Co., Ltd. nor any of its Subsidiaries shall be considered an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement (unless Parent elects, in a written notice delivered to the Company, to have any such Person considered an Affiliate of Parent; provided that Parent may not make such election for purposes of Section 12.06(b) hereof).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” or “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Basel, Switzerland are authorized or required by Applicable Law to close.

“CDX Contracts” means the Contracts set forth in Section 1.01(a) of the Company Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partner” means any Third Party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any product of the Company or any of its Subsidiaries.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2018.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2017 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2017.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries for the current or future benefit of any current or former Company Service Provider (or, solely with respect to any such plan, agreement, arrangement, program or policy that is subject to Title IV of ERISA, for the current or future benefit of any current or former employee or consultant of any entity that is, or in the last six years has been, an ERISA Affiliate of the Company) or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company ESPP” means the Foundation Medicine, Inc. 2013 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (A) changes in general economic or political conditions or the financial or capital markets in the United States or elsewhere in the world, (B) changes generally affecting the cancer molecular testing industry in which the Company and its Subsidiaries operate, including reimbursement coverage or payor rules or policies affecting products or services generally in such industry, (C) acts of war, sabotage or terrorism or natural or man-made disasters, (D) the announcement, pendency or performance of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or any of its Subsidiaries (it being understood that this clause (D) shall not apply to the term “Company Material Adverse Effect” as used in, or as used in paragraph (c)(iii) of Annex I with respect to, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the announcement or pendency of this Agreement, the consummation of the transactions contemplated hereby, or the performance of obligations hereunder or thereunder), (E) the identity of Parent as the investor in the Company or of Parent or one of its Affiliates as party to this Agreement or any facts or circumstances concerning Parent or any of its Affiliates, including their respective relationships with any customers, suppliers, distributors, licensors, licensees or partners of the Company or any of its Subsidiaries, (F) changes or prospective changes in GAAP or Applicable Law (or interpretation or enforcement thereof), (G) changes in the market price or trading volume of the Shares (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (H) the failure of the Company and its Subsidiaries to meet internal or analysts’ expectations or projections, performance measures, operating statistics or revenue or earnings predictions (provided that, to the extent not subject to any of the other exceptions herein, any fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (I) any action taken by the Company or any of its Subsidiaries at the written direction of Parent, or in accordance with the express terms of this Agreement, other than, in the case of clause (A), (B), (C) or (F), for such changes or events that have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the cancer molecular testing industry in which the Company and its Subsidiaries operate (which shall be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof), or (ii) the Company’s ability to consummate the Offer and the Merger.

“Company RSU” means each award of restricted stock units, including any awards subject to performance-based vesting conditions, under any Company Stock Plan.

“Company Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of its Subsidiaries.

“Company Stock Option” means any option to purchase Shares awarded under any Company Stock Plan.

“Company Stock Plan” means each of the Foundation Medicine, Inc. 2013 Stock Option and Incentive Plan, the Foundation Medicine, Inc. Amended and Restated 2010 Stock Incentive Plan and any other equity or equity-based compensation plan, other than the Company ESPP, that is sponsored or maintained by the Company or any of its Subsidiaries that provides for awards of stock options, restricted shares, restricted stock units, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company, in each case, as amended from time to time.

“Contract” means, with respect to any Person, any contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other legally binding arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Credit Agreement” means the Credit Facility Agreement, dated August 2, 2016, between the Company and Roche Finance Ltd., as amended.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Law or any agreement with any Person relating to human health or safety, the environment or any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permits” means all Permits relating to or required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FDA” means the United States Food and Drug Administration or any successor entity.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product, derivative or byproduct, asbestos, asbestos-containing materials, lead, polychlorinated biphenyls or any substance, waste or material regulated under any Environmental Law.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA and the European Medicines Agency.

“Health Law” means any Applicable Law applicable to the Company’s products, including any Applicable Law the purpose of which is to ensure the safety, efficacy and quality of medical, pharmaceutical, biotechnology, in vitro diagnostic and similar products by regulating the research, development, manufacturing and distribution of these products, including Applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports. Without limiting the foregoing, Health Law includes (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Clinical Laboratory Improvement Amendments of 1988, (iv) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), (v) the Stark Law (42 U.S.C. 1395nn et seq.), (vi) the False Claims Act (31 U.S.C. § 3729 et seq.), (vii) the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), (viii) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (ix) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), (x) the Prohibition on Inducement of Beneficiaries Statute (42 U.S.C. § 1320a-7a(a)(5)), (xi) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (xii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. § 300gg and 29 U.S.C. § 1181 et seq. and 42 USC 1320d et seq.), (xiii) Medicare (Title XVIII of the Social Security Act), (xiv) Medicaid (Title XIX of the Social Security Act) and (xv) all applicable state privacy and confidentiality laws, and state laws, including those related to insurance, balance billing, out-of-network services and the waiver of deductibles, copayments or cost-sharing.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) national and multinational statutory invention registrations in any jurisdiction, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (iii) trade secrets, confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (iv) know-how, inventions, discoveries, data, specifications, processes, methods, knowledge, experience, formulae, skills, techniques, schematics, drawings, blue prints, utility models, designs, ideas and improvements, including manufacturing information and processes, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (v) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (vi) moral rights, technology, software, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar intellectual property or proprietary rights.

“International Plan” means any Company Employee Plan that covers Company Service Providers located primarily outside of the United States.

“Investor Rights Agreement” means the Investor Rights Agreement, dated January 11, 2015, between the Company and Parent, as amended from time to time.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries (excluding any public networks).

“knowledge” of the Company means the actual knowledge after reasonable inquiry of the persons listed in Section 1.01(b) of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means the NASDAQ Stock Market.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

“Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, registrations, concessions or other authorizations of Governmental Authorities.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on the Company’s balance sheet in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens and security deposits incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation that, in the aggregate, are not material in amount, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto, or (v) Liens expressly disclosed on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 (including the notes thereto).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any claim, audit, action, suit, proceeding, arbitral action or investigation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered a Subsidiary of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) for purposes of this Agreement, and none of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) shall be considered to be a Subsidiary of the Company or any of its Subsidiaries and (ii) neither Chugai Pharmaceuticals Co., Ltd. nor any of its Subsidiaries shall be considered a subsidiary of Parent or any of its Subsidiaries for purposes of this Agreement (unless Parent elects, in a written notice delivered to the Company, to have any such Person considered a Subsidiary of Parent).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“U.S. Plan” means any Company Employee Plan that is not an International Plan.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.01(d)
Adverse Recommendation Change	7.03(a)
Agreement	Preamble
Burdensome Condition	9.01(a)
Certificates	3.03(a)
Closing	3.01(b)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	5.02(c)(iv)
Company Disclosure Documents	5.09(a)
Company Financial Advisor	2.02(c)
Company SEC Documents	5.07(a)
Company Securities	5.05(d)
Company Subsidiary Securities	5.06(b)
Compensation Arrangement	5.18(i)

Term	Section
Compensation Arrangement Approvals	5.18(i)
Compensation Committee	5.18(i)
Continuing Employees	8.03(a)
D&O Insurance	8.02(c)(i)
Dissenting Shares	3.04
email	12.01
Effective Time	3.01(c)
End Date	11.01(b)(i)
Exchange Agent	3.03(a)
Expiration Time	2.01(c)
FDA Fraud Policy	5.14(b)
Indemnified Person	8.02(a)
Intervening Event	7.03(b)(ii)
Material Contracts	5.21(a)
Merger	3.01(a)
Merger Consideration	3.02(a)
Merger Subsidiary	Preamble
Minimum Condition	Annex I
Negotiation Period	7.03(d)(i)
Offer	Recitals
Offer Closing Date	2.01(d)(i)
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(a)
Offer Documents	2.01(e)(i)
Offer Price	Recitals
Parent	Preamble
Parent Balance Sheet	6.07
Representatives	7.03(a)
Sanctions	5.22(b)
Schedule 13E-3	2.02(d)
Schedule 14D-9	2.02(c)
Schedule TO	2.01(e)(i)
Shares	Recitals
Special Committee	Recitals
Special Committee Recommendation	5.02(b)
Stockholder List Date	2.02(b)
Superior Proposal	7.03(e)
Surviving Corporation	3.01
Tax	5.17(m)
Taxing Authority	5.17(m)
Tax Return	5.17(m)
Termination Fee	12.04(b)(i)
Uncertificated Shares	3.03(a)(ii)
Unvested Option Consideration	3.05(b)
Unvested RSU Consideration	3.05(d)

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. References to “law” or “laws” shall be deemed also to include any Applicable Law. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

ARTICLE 2

THE OFFER

Section 2.01.    The Offer.

(a)    Provided that this Agreement shall not have been terminated in accordance with Section 11.01, as promptly as practicable after the date hereof, but in no event later than 10 Business Days following the date of this Agreement, Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The Offer shall be subject only to the conditions set forth in Annex I hereto (the “Offer Conditions”). The date on which Merger Subsidiary commences the Offer is referred to as the “Offer Commencement Date.”

(b)    Merger Subsidiary expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer (other than the Minimum Condition (as defined in Annex I), which is non-waivable and may not be amended or modified); provided that, without the prior written consent of the Company (provided that such consent has been approved by the Special Committee), Merger Subsidiary shall not:

(i)    decrease the Offer Price;

(ii)    change the form of consideration to be paid in the Offer;

(iii)    decrease the number of Shares subject to the Offer;

(iv)    extend or otherwise change the Expiration Time of the Offer except as provided herein;

(v)    impose conditions to the Offer other than the Offer Conditions; or

(vi)    otherwise amend, modify or supplement any of the terms or conditions of the Offer in a manner that adversely affects the holders of Shares.

(c)    Unless extended as provided in this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date. Notwithstanding the foregoing, Merger Subsidiary shall, and Parent shall cause it to, extend the Offer (i) for one or more consecutive increments of not more than 10 Business Days from time to time if, at the then-scheduled expiration time of the Offer, any of the Offer Conditions shall not have been satisfied or waived; provided that Parent shall not be required to extend the Offer pursuant to this clause (i) beyond the earlier of (A) the End Date and (B) the date that is 10 Business Days after the date that all of the Offer Conditions (other than the Minimum Condition and those that by their nature are to be satisfied immediately prior to the Acceptance Time) have been satisfied and (ii) for any period required by (x) any applicable rule, regulation, interpretation or position of the SEC or the staff thereof or (y) the rules and regulations of NASDAQ or Applicable Law; and provided further that, without the Company’s prior written consent, Parent and Merger Subsidiary shall not extend the Offer beyond the then-scheduled expiration time if an Adverse Recommendation Change has occurred (except for any extension pursuant to clause (ii)). The time when the Offer expires (taking into account any permitted or required extensions in accordance with this Section 2.01(c)) is referred to herein as the “Expiration Time.” Merger Subsidiary shall not, and Parent shall cause it not to, terminate or withdraw the Offer prior to the then-scheduled Expiration Time of the Offer unless this Agreement is validly terminated in accordance with its terms. In the event that this Agreement is terminated, Merger Subsidiary shall, and Parent shall cause it to, promptly, irrevocably and unconditionally terminate the Offer. In the event that the Offer is terminated, Merger Subsidiary shall not acquire any Shares pursuant to the Offer and shall cause any depositary acting on its behalf to return, in accordance with Applicable Law, all tendered Shares to the registered holders thereof.

(d)    Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Offer Conditions, Merger Subsidiary shall, and Parent shall cause it to, (i) accept for payment, as promptly as practicable (and in any event within one Business Day) after the Expiration Time, all Shares validly tendered and not withdrawn pursuant to the Offer (the time at which Shares are first accepted for payment under the Offer, the “Acceptance Time”, and the date on which the Acceptance Time occurs, the “Offer Closing Date”), and (ii) promptly thereafter pay for such Shares.

(e)    As soon as practicable on the Offer Commencement Date, Parent and Merger Subsidiary shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the Offer to Purchase, a form of letter of transmittal and a summary advertisement (collectively, together with any amendments or supplements thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable U.S. federal securities laws. Parent and Merger Subsidiary shall use their reasonable best efforts to ensure that the Schedule TO, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Subsidiary shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of NASDAQ. The Company shall furnish to Parent and Merger Subsidiary the information relating to the Company required by the Exchange Act to be set forth in the Schedule TO and the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and any Offer Document each time before any such document is filed with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Subsidiary shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Subsidiary or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (ii) reasonable opportunity to participate in the response of Parent and Merger Subsidiary to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give the Company the opportunity to participate with Parent and Merger Subsidiary and its counsel in any substantive discussions or meetings with the SEC. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation as it may be amended or modified, and until but not after it is withdrawn in accordance with Section 7.03(b).

Section 2.02.    Company Action.

(a)    The Company hereby consents to the Offer.

(b)    The Company shall, or shall cause its transfer agent to, as promptly as practicable, furnish Merger Subsidiary with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, participant lists from the Depository Trust Company and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares (including a “non-objecting beneficial owners” list), and shall furnish to Merger

Subsidiary such information and assistance (including updated lists of stockholders, security position listings and computer files regarding the beneficial owners of Shares) as Merger Subsidiary may reasonably request in communicating the Offer to holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents are first disseminated, the “Stockholder List Date”). Merger Subsidiary and its agents shall hold in confidence the information contained in any such labels, listings and files in accordance with Section 6.02 of the Investor Rights Agreement, shall use such information only in connection with the Offer and, if this Agreement is terminated, shall return or destroy all copies and any extracts or summaries of such information then in their possession or control; provided that Merger Subsidiary and each of its agents may each retain one copy of any such information to the extent necessary to comply with Applicable Law but for no other purpose.

(c)    On the Offer Commencement Date, as soon as practicable after the Schedule TO has been filed pursuant to Section 2.01(e), the Company shall file with the SEC and to the extent required by applicable U.S. federal securities laws, disseminate to holders of Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.03(b), shall include the Company Board Recommendation, and shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of Delaware Law. The Schedule 14D-9 shall also contain the notice of appraisal required to be delivered by the Company under Section 262(d) of Delaware Law at the time the Company first files the Schedule 14D-9 with the SEC. The Company shall also include in the Schedule 14D-9 the fairness opinion of Goldman Sachs & Co. LLC, financial advisor to the Company (the “Company Financial Advisor”), in its entirety, and a description of such fairness opinion and the financial analysis relating thereto that provides the information called for by Item 1015(b) of Regulation M-A under the Exchange Act, subject to any required consent from the Company Financial Advisor. The Company shall use its reasonable best efforts to ensure that the Schedule 14D-9, and any amendments or supplements thereto, comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it or on its behalf for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable U.S. federal securities laws or the rules and regulations of NASDAQ. Parent and Merger Subsidiary shall furnish to the Company the information relating to Parent and Merger Subsidiary required by the Exchange Act to be set forth in the Schedule 14D-9. Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel. The Company shall provide Parent, Merger Subsidiary and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by using reasonable best efforts to give Parent and Merger Subsidiary the opportunity to participate with the Company and its counsel in any substantive discussions or meetings with the SEC.

(d)    On the Offer Commencement Date, Parent, Merger Subsidiary and the Company shall file with the SEC as and to the extent required by applicable U.S. federal securities laws, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) that, subject to Section 7.03(b), shall reflect the Company Board Recommendation. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it or on its behalf for use in the Schedule 13E-3 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent, Merger Subsidiary and the Company shall use reasonable best efforts to cause the Schedule 13E-3 as so corrected to be filed with the SEC to the extent required by applicable U.S. federal securities laws or the rules and regulations of NASDAQ. Each of Parent, Merger Subsidiary, the Company and their respective counsel shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 each time before it is filed with the SEC, and each party shall give reasonable and good faith consideration to any comments made by any other party hereto or their counsel. Each party shall provide the other parties hereto and their counsel with (i) any comments or other communications, whether written or oral, that such party and its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 13E-3 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

ARTICLE 3

THE MERGER

Section 3.01.    The Merger.

(a)    At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of Delaware Law and shall be effected as soon as practicable following the consummation (within the meaning of Section 251(h)) of the Offer without a vote on the adoption of this Agreement by the stockholders of the Company.

(b)    Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree.

(c)    At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other Filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as such certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in such certificate of merger).

(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 3.02.    Conversion of Shares. At the Effective Time:

(a)    Except as otherwise provided in Section 3.02(b), Section 3.02(c) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 3.03, without interest.

(b)    Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)    Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)    Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 3.02(c)).

Section 3.03.    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint (pursuant to an agreement in a form reasonably acceptable to the Company) the Company’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares represented by book entry (the “Uncertificated Shares”). At or prior to the Effective Time, Parent or one of its Affiliates shall deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (in the event that the amount deposited shall be insufficient to make the payments of the Merger Consideration contemplated by this Agreement, Parent shall, or shall cause one of its Affiliates to, promptly deposit additional funds with the Exchange Agent in an amount sufficient to make such payments). Promptly after the Effective Time, and in any event not later than the third (3rd) Business Day following the Effective Time, Parent shall cause the Exchange Agent to send to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)    Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on the cash payable upon surrender of any Shares.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, Parent or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e)    Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares 12 months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

Section 3.04.    Dissenting Shares. Notwithstanding Section 3.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has (a) not voted in favor of the Merger or consented thereto in writing and (b) who has properly demanded appraisal for its Shares in accordance with Section 262 of Delaware Law and who has otherwise complied with all applicable provisions of Section 262 of Delaware Law (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as are granted by Section 262 of Delaware Law, unless such holder of Dissenting Shares fails to perfect, withdraws or otherwise loses the right to appraisal under Section 262 of Delaware Law. If, either before or after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal under Section 262 of Delaware Law, such Dissenting Shares shall automatically be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.02(a). The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Dissenting Shares and any withdrawals of any such demands and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling, any such demands).

Section 3.05.    Stock Options and Restricted Stock Units.

(a)    At the Effective Time, each vested Company Stock Option, whether or not exercisable, shall be canceled and converted into the right to receive an amount (subject to any applicable withholding Tax) in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option multiplied by (ii) the total number of Shares subject to such Company Stock Option (it being understood that, each unexercised Company Stock Option with an exercise price equal to or greater than the Merger Consideration shall be canceled at the Effective Time without consideration therefor).

(b)    At the Effective Time, each unvested Company Stock Option shall be canceled and converted into the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option multiplied by (ii) the total number of Shares subject to such Company Stock Option (the “Unvested Option Consideration”); provided, that such per share Unvested Option Consideration shall not be paid at the Effective Time but shall instead be subject to the holder remaining continuously employed with the Merger Subsidiary (or an affiliate thereof) and satisfaction of the original vesting conditions applicable to the underlying unvested Company Stock Option in accordance with its terms. On the first regular payroll date following the month in which the vesting conditions underlying any Unvested Option Consideration are satisfied, Parent shall cause the Merger Subsidiary (or an affiliate thereof) to pay the per share Unvested Option Consideration (subject to any applicable withholding Tax) to such holders who had satisfied the applicable vesting conditions as of the applicable vesting date.

(c)    At the Effective Time, each vested Company RSU shall be canceled, and the Company shall, to the extent permissible under Section 409A of the Code, pay the holder of any such award at or promptly after the Effective Time an amount in cash equal to the product of the Merger Consideration and the number of Shares represented by such award.

(d)    At the Effective Time, each unvested Company RSU shall be canceled and converted into the right to receive an amount (subject to applicable withholding Tax) in cash, without interest, equal to the product of the Merger Consideration and the number of Shares represented by such award (the “Unvested RSU Consideration”); provided, that such per share Unvested RSU Consideration shall not be paid at the Effective Time but shall instead be subject to the holder remaining continuously employed with the Merger Subsidiary and satisfaction of the original vesting conditions applicable to the underlying unvested Company RSU in accordance with its terms. On the first regular payroll date following the month in which the vesting conditions underlying any Unvested RSU Consideration are satisfied, Parent shall cause the Merger Subsidiary to pay the per share Unvested RSU Consideration (subject to any applicable withholding Tax) to such holders who had satisfied the applicable vesting conditions as of the applicable vesting date (even if the holder’s employment or service terminates prior to payment).

(e)    Prior to the Effective Time, the Company shall take all actions as are reasonably necessary to (i) effectuate the treatment of Company Stock Options and Company RSUs set forth in this Section 3.05, including obtaining consents from award holders and making any amendments to the terms of the applicable Company Stock Plan and award agreement governing such Company Stock Options and Company RSUs, in accordance with Applicable Law and the terms of such applicable Company Stock Plan and award agreement and (ii) terminate, effective as of immediately prior to the Effective Time, the applicable Company Stock Plan.

Section 3.06.    Company ESPP. Prior to the Offer Closing Date, the Company shall take all actions necessary or required under the Company ESPP and Applicable Law to ensure that no offering shall be authorized, continued or commenced following the date hereof. The Company shall terminate the Company ESPP effective as of the Effective Time. Prior to the Offer Closing Date, the Company shall take all actions (including, if appropriate, amending the terms of the Company ESPP) that are necessary or appropriate to effect the foregoing.

Section 3.07.    Adjustments. If, during the period between the date of this Agreement and the Closing, the outstanding Shares (or securities convertible or exchangeable into, or exercisable for, Shares) shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period or otherwise, but excluding any change that results from any issuance of Shares permitted by Section 7.01(c)), the Offer Price, the Merger Consideration and

any other amounts payable pursuant to this Agreement shall be appropriately and proportionately adjusted, and such adjustment to the Offer Price and Merger Consideration shall provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action. Nothing in this Section 3.07 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.08.    Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles 2 and 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.09.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01.    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall, subject to Section 8.02 hereof, be amended to read in its entirety as set forth on Annex II hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with Delaware Law.

Section 4.02.    Bylaws. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety as the bylaws of Merger Subsidiary in effect at the Effective Time, and as so amended shall, subject to Section 8.02 hereof, be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 4.03.    Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.05, except (i) as disclosed in the Company 10-K, the Company 10-Q or any current reports on Form 8-K filed by the Company with the SEC after January 1, 2018 and prior to June 15, 2018 (other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.23, Section 5.24 and Section 5.25), but, in each case, excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, (ii) any Contracts between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates, on the other hand, or (iii) as set forth in the applicable section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 5.01.    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect as of the date hereof. Article 3 and Article 4 of the Second Amended and Restated Investors’ Rights Agreement dated June 20, 2013 among the Company and the stockholders party thereto (including the covenants of the Company and the other rights of the stockholders thereunder) have terminated.

Section 5.02.    Corporate Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of Delaware Law, no vote of the holders of any class or series of capital stock of the Company and no corporate proceedings on the part of the Company are necessary to adopt this Agreement or approve or consummate the transactions contemplated hereby (including the Offer and the Merger). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    The Special Committee has been duly authorized and constituted and at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders (other than Roche Holding Ltd and its Affiliates), (ii) approved this Agreement and the transactions contemplated hereby and declared this Agreement advisable and (iii) recommended that the Company Board adopt resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby and recommending (subject to Section 7.03(b)) that the Company’s stockholders tender their Shares in the Offer (the “Special Committee Recommendation”).

(c)    At a meeting duly called and held, the Company Board, based on the Special Committee Recommendation, has unanimously (with all directors designated by Parent or any of its Affiliates abstaining) (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders (other than Roche Holding Ltd and its Affiliates), (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of Delaware Law, (iii) resolved that this Agreement and the Merger shall be governed by Section 251(h) of Delaware Law and that the Merger shall be consummated as soon as practicable following the Acceptance Time and (iv) resolved, subject to Section 7.03(b), to recommend acceptance of the Offer by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

Section 5.03.    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws, (iii) compliance with any applicable requirements of NASDAQ and (iv) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04.    Non-contravention.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on, or any Permit of, the Company or any of its Subsidiaries (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Company has not opted out of Section 251(h) of Delaware Law in the certificate of incorporation of the Company or taken any other action to preclude the use by the Company of Section 251(h) of Delaware Law.

Section 5.05.    Capitalization.

(a)    The authorized capital stock of the Company consists of 150,000,000 Shares and 5,000,000 shares of preferred stock, par value $0.0001 per share.

(b)    As of June 18, 2018, there were outstanding (i) 37,113,008 Shares and (ii) no shares of preferred stock. As of June 15, 2018, there were 4,610,313 Shares reserved and available for future issuance under the Company Stock Plans, and there were 788,503 Shares reserved and available for future issuance under the Company ESPP. All outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable, free of (and were issued in compliance with) any preemptive or similar rights.

(c)    Section 5.05(c) of the Company Disclosure Schedule contains a complete and accurate list of each outstanding award of Company Stock Options and Company RSUs as of June 17, 2018, including, for each such award: (i) the name of the holder of such award, (ii) the date each such award was granted, (iii) the number of Shares subject to each such award, (iv) with respect to any award of Company Stock Options, the price at which such Company Stock Option may be exercised, and (v) a description of the vesting conditions relating to such award, including any time-based vesting schedule and a description of any terms under any Company Employee Plan, Company Stock Plan or award agreement thereunder which provide for accelerated vesting with respect to such award as a result of the consummation of the transactions contemplated by this Agreement. Other than the Company Stock Options and Company RSUs listed in Section 5.05(c) of the Company Disclosure Schedule or that may be issued after the date hereof as permitted under Section 7.01(c), there are no equity or equity-based awards outstanding under any Company Stock Plan. The exercise price of each Company Stock Option is not less than the fair market value of a Share on the date of grant of such Company Stock Option.

(d)    There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05(d) and for changes since June 17, 2018 resulting from the exercise of Company Stock Options outstanding on such date, the issuance of shares pursuant to the vesting of Company RSUs outstanding on such date or granted after such date in compliance with the terms of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(e)    No Shares or Company Securities are owned by any Subsidiary of the Company.

Section 5.06.    Subsidiaries.

(a)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company as of the date hereof and their respective jurisdictions of organization are identified in the Company 10-K.

(b)    All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than, in each case, Permitted Liens. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 5.07.    SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company timely has filed with or furnished to the SEC, and made available to Parent (to the extent that full, complete and unredacted copies have not been published on the SEC’s EDGAR site), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has made available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(b)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with the applicable requirements of NASDAQ, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and did not (and each Company SEC Document filed subsequent to the date hereof will not) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)    The Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)    The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2015 through the date hereof.

Section 5.08.    Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents (a) complied at the time they were filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09.    Disclosure Documents.

(a)    Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9, the Schedule 13E-3 to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)    Any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    The information with respect to the Company or any of its Subsidiaries that the Company supplies to Parent specifically for use (or incorporation by reference) in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO or any amendment or supplement thereto, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 shall not apply to statements or omissions included or incorporated by reference in the Company Disclosure Documents, the Schedule TO and the Offer Documents based upon information supplied by Parent or Merger Subsidiary or on their behalf specifically for use or incorporation by reference therein.

Section 5.10.    Absence of Certain Changes.

(a)    Since the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a breach of Section 7.01(b), (d)-(f), (g), (j)(ii)-(iii), and (n) or, solely to the extent relating to any of the foregoing subsections of Section 7.01.

Section 5.11.    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and reserved for in the Company Balance Sheet, (ii) liabilities or obligations incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding liabilities arising out of any breach of or default under a Contract or violation of Applicable Law), (iii) obligations expressly contemplated by, and fees and expenses payable to its external Representatives for services rendered in connection with, this Agreement and the transactions contemplated hereby, (iv) liabilities or obligations under Contracts existing as of the date of this Agreement or entered into after the date hereof as permitted under Section 7.01 of this Agreement (excluding liabilities arising out of any breach or default under such Contracts), and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12.    Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2015, has been, in compliance with, has not been charged with or given written notice by any Governmental Authority of any violation of and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with any violation of, Applicable Law or the terms of any of its Permits, except for failures to comply or violations or alleged violations that have not had and, even if determined adversely to the Company, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against or affecting the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that prevents, enjoins, alters or materially delays the Offer, the Merger or any of the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries have all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13.    Litigation. There is no Proceeding pending against or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.14.    Regulatory Matters.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have obtained all Permits (including, for the avoidance of doubt, all establishment registrations, device listings and 510(k) clearances (or their foreign equivalents)) required by any Health Authority to permit the conduct of their respective businesses as currently conducted, (ii) all of such Permits are in full force and effect, (iii) the Company is in compliance with, and is not in default under, each such Permit and (iv) none of such Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any other Health Authority to invoke a similar policy that may be applicable to the Company or any of its Subsidiaries in another jurisdiction. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) are the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority, that, assuming such investigations were determined or resolved adversely, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, the Company and each of its Subsidiaries and, to the knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries), has been in compliance in all material respects with all Health Laws, including those relating to laboratory developed tests. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries) (i) have received any written notice or other written communication from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws, or contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any product subject to any Health Law, or (ii) are subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have, since January 1, 2015, filed with the applicable Health Authority all required and material Filings, including adverse event reports. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Filings were in material compliance with Applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such Filings.

(e)    None of the Company or any of its Subsidiaries, any of their respective officers, directors or managing employees (as such terms are defined in 42 C.F.R. § 1001.1001) or, to the knowledge of the Company, any other Company Service Provider or agent (as such term is defined in 42 C.F.R. § 1001.1001) of the Company or any of its Subsidiaries has been disqualified, debarred or deregistered by any Governmental Authority.

(f)    Except as disclosed on Schedule 5.14(f) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries have received any written coverage or reimbursement decision from any government payor.

Section 5.15.    Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet, or acquired or leased after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such property or assets are subject to any Lien except Permitted Liens.

Section 5.16.    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is the sole and exclusive owner of, or has a valid and legally enforceable license to use (in each case, free and clear of any Liens other than Permitted Liens), all Intellectual Property used or held for use in, or necessary for, the conduct of its business as currently conducted; (ii) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated (A) any Intellectual Property rights of any Person other than such rights of any Person under any patent, and (B) to the knowledge of the Company, any Intellectual Property rights of any Person under a patent; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or exclusively licensed to the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened Proceeding or order with respect to any Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) none of the Intellectual Property owned by or licensed to the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Intellectual Property is valid and enforceable; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of the Company or any of its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property of the Company or any of its Subsidiaries, the value of which is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; (viii) the Company and its Subsidiaries have at all times complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of their operations; (ix) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened Proceeding alleging any violation of any Person’s privacy, personal or confidentiality rights under any Applicable Law; (x) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to any IT Assets; and (xi) the Company and each of its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures, in each case consistent with industry practices; and (xii) no software distributed by the Company or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge.

Section 5.17.    Taxes.

(a)    Except for any Tax Return that includes Parent or any of its Subsidiaries, all material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b)    The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books other than any such Taxes required to be paid by Parent or any of its Subsidiaries. Since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax asset or Tax liability of the Company or any of its Subsidiaries.

(c)    Except to the extent that the filing of such Tax Returns is the responsibility of Parent or any of its Subsidiaries, the income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)    Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax, except to the extent granted by Parent or any of its Subsidiaries.

(e)    There is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material amount of Taxes or material Tax asset.

(f)    No deficiency with respect to Taxes in respect of the Company or any of its Subsidiaries has been asserted as a result of any audit or examination by any Taxing Authority that is not adequately reserved for in the Company’s financial statements in accordance with GAAP or has not otherwise been resolved or paid in full.

(g)    During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)    The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, stockholder, vendor or other Person.

(i)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any similar provision of Applicable Law.

(j)    Except to the extent resulting from the actions of Parent or any of its Subsidiaries, there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries.

(k)    Neither the Company nor any of its Subsidiaries is or will be required to include any income under Section 965 of the Code.

(l)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group of which the Company was the common parent, or of which Parent or any Subsidiaries of Parent is or has been a member) or (ii) has any actual or potential liability for the Taxes of any Person (other than the Company, any of its Subsidiaries or any member of a group of which Parent or any of its Subsidiaries is or has been a member) under Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law, as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes).

(m)    “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement, but other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business, the principal subject of which does not relate to Taxes). “Tax Return” means any report, return, document, declaration or other information or Filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 5.18.    Employee Benefit Plans. (a)    Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Neither the Company nor any of its ERISA Affiliates has incurred, or is reasonably expected to incur, any liability under Title IV of ERISA.

(b)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, there is no reason why any such determination letter would be reasonably likely to be revoked or not be reissued. The Company has made available to the Parent copies of the most recent Internal Revenue Service determination or opinion letters with respect to each such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2015, (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan and (ii) no events have occurred with respect to any Company Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(c)    The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former Company Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan; or (iv) result in the payment of any amount that would not be deductible under Section 280G of the Code. The Company has provided or made available to Parent a list of all agreements, arrangements and other instruments which give rise to any of the obligations described in Section 5.18(c)(i), (ii) or (iii) above. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any tax incurred by such Company Service Provider, including income taxes, or taxes incurred under Section 409A or 4999 of the Code.

(d)    Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(e)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(f)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and since January 1, 2015, there has been no Proceeding pending against or, to the knowledge of the Company, threatened against any Company Employee Plan (or against the Company in respect of any Company Employee Plan) before any Governmental Authority.

(g)    Each Company Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code, and the Company and its Subsidiaries have materially complied with Applicable Law with respect to each plan, arrangement or policy mandated by Applicable Law. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against, involves or, to the Company’s knowledge, is threatened against or threatens to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC.

(h)    Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law). To the Company’s knowledge, no events have occurred with respect to any Company Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries.

(i)    The Compensation Committee of the Company Board (the “Compensation Committee”) has (i) approved each Company Employee Plan pursuant to which consideration is payable to any officer, director or employee of the Company or any of its Subsidiaries (each, a “Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such Compensation Arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Compensation Arrangement Approvals”). The Company Board has determined that the Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 5.19.    Labor Matters

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since January 1, 2015, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b)    Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or works council agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or works council relating to any Company Service Provider. There are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Company Service Providers. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened in writing against or affecting the Company or any of its Subsidiaries.

(c)    The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 5.20.    Environmental Matters

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or any Hazardous Substance.

(b)    No environmental investigation, study, audit, test, review or other analysis has been conducted since January 1, 2015 through the date hereof by the Company or any of its Subsidiaries or otherwise is in the Company’s possession or control in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent prior to the date hereof.

(c)    Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property in New Jersey or Connecticut.

(d)    For purposes of this Section 5.20, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.21.    Material Contracts

(a)    As of the date of this Agreement, and other than the CDX Contracts, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)    any lease (A) for real property or (B) for personal property, in the case of this clause (B), providing for annual rental payments in excess of $1,000,000;

(ii)    any Contract (A) resulting in aggregate payments by the Company and its Subsidiaries in excess of $5,000,000 in calendar year 2017 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $10,000,000 in the aggregate;

(iii)    any Contract (A) resulting in aggregate payments to the Company and its Subsidiaries in excess of $5,000,000 in calendar year 2017 or (B) under which the Company or any of its Subsidiaries is contractually entitled to receive payments in excess of $10,000,000 in the aggregate;

(iv)    any Contract relating to the disposition of any business or material assets other than the sale of products or services in the ordinary course of business consistent with past practice (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of its Subsidiaries;

(v)    any Contract relating to the acquisition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business consistent with past practice, (A) entered into since January 1, 2014 or (B) that contains any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of its Subsidiaries;

(vi)    any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), any guarantees thereof or the granting of any Liens (other than Permitted Liens) over the property or assets of the Company or any of its Subsidiaries, other than Contracts solely among the Company and its wholly owned Subsidiaries;

(vii)    any Contract for the formation of (A) any legal partnership, joint venture or similar arrangement or (B) any other partnership, joint venture, strategic alliance or similar arrangement, in the case of clause (B), that if terminated or not renewed would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and in each case any material Contracts related thereto;

(viii)    any stockholders’, investors rights’, registration rights or similar agreement or arrangement;

(ix)    any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted any material license, right or immunity (including any covenant not to sue) with respect to any Intellectual Property (other than licenses granted to the Company or any of its Subsidiaries for commercial off-the-shelf software generally available on nondiscriminatory pricing terms and non-exclusive licenses granted by or to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(x)    any Contract with any (A) present or former officer or director of the Company or any of its Subsidiaries under which the Company has any continuing obligations (other than indemnification agreements, employment agreements, customary employment documents, Contracts governing equity awards and the Company Stock Plan), (B) beneficial owner of 5% or more of the outstanding Shares or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director, or beneficial owner);

(xi)    any Contract (A) with any sole-source suppliers (i.e., suppliers for which there is no readily available alternate supplier at comparable cost) of material tangible products or services (provided that, in the case of purchase orders for reagents in the ordinary course of business consistent with past practice, only the supplier need be scheduled on Section 5.21(a)(xi)(A) of the Company Disclosure Schedule) or (B) that includes any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing) or minimum purchase arrangement;

(xii)    any Contract containing any provision or covenant that limits the freedom of the Company or any of its Subsidiaries (or that purports, after the Closing, to limit the freedom of Parent or any of its Affiliates) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Affiliates, other than Contracts containing customary provisions restricting solicitation of employees and agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment;

(xiii)    any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in excess of $10,000,000 in the aggregate, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in each case that cannot be terminated by the Company or its Subsidiaries without payment or penalty without more than 60 days’ notice;

(xiv)    any Contract that purports to bind or otherwise impose material obligations on Parent or any of its Affiliates (including as a result of their investment in the Company); or

(xv)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) other than any Company Employee Plan; or

(xvi)     any other Contract not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

All Contracts of the type described in this Section 5.21(a) are referred to herein as “Material Contracts” (which term, for the avoidance of doubt, includes the CDX Contracts and any Contract that would be a Material Contract if it had been entered into as of the date hereof).

(b)    The Company has prior to the date of this Agreement made available to Parent or its counsel a true and complete copy of each Material Contract (other than the CDX Contracts) entered into on or prior to the date hereof (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and neither the Company nor any of its Subsidiaries have waived or failed to enforce any rights or benefits under any Material Contract, and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, or would give to any Third Party any right of termination, amendment or cancellation of any Material Contract or any license thereunder, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(c)    The CDX Contracts do not (i) impose or purport to impose any obligation or restriction on Parent or any of its Affiliates (including any of the restrictions described in clause (iii) of this Section 5.21(c)), (ii) encumber or purport to encumber any Intellectual Property of Parent or any of its Affiliates, or (iii) except as set forth on Section 5.21(a)(xii) of the Company Disclosure Schedule, limit the freedom of the Company or any of its Subsidiaries to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or obtain products or services from any Person or limit the ability of any Person to provide products or services to the Company or any of its Affiliates.

Section 5.22.    Foreign Corrupt Practices and International Trade Sanctions

(a)    Neither the Company nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee thereof, nor, to the Company’s knowledge, any agent or representative of the Company or of any of its Subsidiaries or Affiliates, has taken or will take any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value; or (iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so. The Company and its Subsidiaries and Affiliates have conducted their businesses in compliance in all material respects with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(b)    Neither the Company nor any of its Subsidiaries or Affiliates, nor, to the knowledge of the Company, any of their directors, officers or employees, is a Person that is, or is owned 50% or more or controlled by, a Person that is: (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

(c)    Except as set forth on Section 5.22(c) of the Company Disclosure Schedule, for the past five years, neither the Company nor any of its Subsidiaries or Affiliates has engaged in, or is now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(d)    The Company and its Subsidiaries and Affiliates are and, except as disclosed on Section 5.22(d) of the Company Disclosure Schedule for the past five years have been in compliance in all material respects with, and, to the Company’s knowledge, have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

Section 5.23.    Finders’ Fees. Except for the Company Financial Advisor, a true and complete copy of whose engagement agreement has been provided to Parent prior to the execution hereof, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.24.    Opinion of Financial Advisor. The Special Committee has received the opinion (to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of this Agreement, and based upon and subject to the facts and assumptions set forth therein, the consideration to be paid by Merger Subsidiary pursuant to the Offer is fair to the Company’s stockholders (other than Roche Holding Ltd and its Affiliates) from a financial point of view. The Company shall deliver a true and complete copy of the written opinion of the Company Financial Advisor to Parent for informational purposes only promptly after receipt thereof by the Company.

Section 5.25.    Antitakeover Statutes and Rights Agreement. The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect. The Company has taken all action necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the Offer, the Merger and any other transaction contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither Section 203 of Delaware Law nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Applicable Law enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.26.    No Other Representations and Warranties. Without limiting Parent’s rights in the case of fraud, except as expressly set forth in this Article 5, neither the Company nor any Subsidiary of the Company has made any representation or warranty, express or implied, to Parent in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 6.01.    Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits necessary to enable it to use its legal or other business name, to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as presently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 6.02.    Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.03.    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, (iii) compliance with any national securities exchange on which the securities of Parent or any of its Affiliates are listed or any other applicable listing authority and (iv) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04.    Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Affiliates is entitled under any provision of any Contract binding upon, or any Permit of, Parent or any of its Affiliates (or any Contract to which any of their respective assets is subject) or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Affiliates, with only such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05.    Disclosure Documents.

(a)    The Schedule TO, the Schedule 13E-3, and the Offer Documents, when filed, distributed or disseminated, as applicable, and any amendments or supplements thereto, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of such Filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use (or incorporation by reference) in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(c)    The representations and warranties contained in this Section 6.05 will not apply to statements or omissions included or incorporated by reference in the Schedule TO, the Schedule 13E-3, the Offer Documents or the Schedule 14D-9 based upon information supplied to Parent or Merger Subsidiary by the Company or on its behalf specifically for use or incorporation by reference therein.

Section 6.06.    Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 6.07.    Financing. Parent has, and will have prior to the expiration of the Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Offer and the Merger, in each case in accordance with the terms hereof. The statements set forth on Schedule 6.07 are true and correct.

Section 6.08.    Litigation. There is no Proceeding pending against or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees in their capacities as such, or any Person for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that, assuming such Proceedings were determined or resolved adversely in accordance with the opposing party’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.09.    Ownership of Shares. Parent and its Affiliates collectively beneficially own as of the date hereof, and will continue to beneficially own as of the Closing, 21,019,111 shares of the Company’s common stock.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01.    Conduct of the Company. From the date hereof until the Closing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect its Permits, (iii) keep available the services of its directors, officers, key employees and key consultants, and (vi) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Closing, except (x) as expressly required by this Agreement, (y) as set forth in the corresponding subsection of Section 7.01 of the Company Disclosure Schedule or (z) with the prior written consent of Parent, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)    (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, other than, in the case of this clause (iii), in connection with (A) the formation of any Subsidiary of the Company organized under the laws of any state of the United States or (B) (1) the satisfaction by the Company of tax withholding obligations upon exercise of Company Options and/or the vesting or settlement of any Company RSUs, or (2) exercise price net settlements upon exercise of Company Stock Options, in the case of this clause (B) in accordance with the applicable Company Stock Plan and the applicable award agreement;

(c)    (i) issue, sell or otherwise deliver any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or purchase rights under the Company ESPP, in each case that are outstanding on the date hereof in accordance with their terms on the date hereof, (B) any Shares upon the vesting of Company RSUs that are outstanding on the date hereof in accordance with their terms on the date hereof and (C) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise) or (iii) issue any award, or amend or modify the terms of any outstanding award, under any Company Stock Plan, or accelerate the vesting of any Company Stock Option or Company RSU except as required by their terms on the date hereof;

(d)    incur any capital expenditures or any obligations or liabilities in respect thereof, except up to the aggregate amount contemplated by the capital expenditure budget as approved by the Company Board prior to the date hereof and any unbudgeted capital expenditures not to exceed $3,000,000 individually or $5,000,000 in the aggregate;

(e)    (i) merge or consolidate with any other Person, (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests in entities or businesses, other than, in the case of clause (ii), supplies, equipment or inventory in the ordinary course of business consistent with past practice, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)    sell, lease, license or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise abandon, permit to lapse or fail to maintain, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests in entities or businesses (in each case, including any of the Company’s or its Subsidiaries’ Intellectual Property; provided that the Company shall not be required to make any filings, registrations or take any prosecution actions with respect to such Intellectual Property that it would not take in the ordinary course of business consistent with past practice), other than sales of products, services, inventory or obsolete equipment or non-exclusive licenses granted by the Company in the ordinary course of business consistent with past practice;

(g)    make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(h)    create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) any indebtedness for borrowed money incurred under the Credit Agreement to finance working capital needs incurred in the ordinary course of business consistent with past practice and (ii) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries, or among the Company’s wholly owned Subsidiaries, in the ordinary course of business consistent with past practice;

(i)    establish or amend any Company Stock Plan, except for any amendments as may be required under Applicable Law;

(j)    (i) enter into (including by amendment of any Contract such that such Contract becomes a Material Contract), amend, modify in any material respect or renew any Material Contract (other than entering into or amending Material Contracts that are Material Contracts solely as a result of Section 5.21(a)(i), (ii) or (iii), in each case in the ordinary course of business consistent with past practice), (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract, or (iii) voluntarily accelerate, terminate or cancel, or fail to exercise a renewal option for, any Material Contract;

(k)    except as required by Applicable Law or the terms of a Company Employee Plan in effect on the date hereof, (i) grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement), (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), (iii) establish, adopt or amend, or otherwise increase benefits payable under, any Company Employee Plan or collective bargaining agreement, (iv) increase compensation, bonus or other benefits payable, except for increases in annual base compensation in connection with a promotion or retention related adjustment of not more than 3% to employees with base compensation of less than $100,000, (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider, including under Section 409A or 4999 of the Code, or (vi) (x) hire any employees other than (A) to fill vacancies arising due to terminations of employment of employees with base compensation of less than $100,000 or (B) as set forth in the business plan as approved by the Company Board in effect on the date hereof, or (y) terminate the employment of any employees other than for cause or performance-related reasons;

(l)    change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(m)    pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy, (i) any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors (whether relating to this Agreement or otherwise) or (ii) any Proceeding or any other liability or obligation (whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise), other than, in the case of this clause (ii), the payment, discharge, settlement or satisfaction (solely through payment of money) of (A)

liabilities or obligations (other than with respect to Proceedings) incurred in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby and (B) Proceedings, liabilities and obligations in amounts not to exceed $5,000,000 individually or $10,000,000 in the aggregate (provided that in connection with this Section 7.01(m), Parent’s consent shall not be unreasonably withheld, conditioned or delayed);

(n)    make, rescind or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return or file a claim for a material Tax refund, obtain or enter into any Tax ruling or closing agreement, extend or waive the statute of limitations with respect to any Tax or Tax Return, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o)    withdraw or modify, or permit the withdrawal or modification of, the Compensation Arrangement Approvals; or

(p)    authorize, agree or resolve to do any of the foregoing.

Section 7.02.    Access to Information. From the date hereof until the Closing and subject to Applicable Law and Section 6.02 of the Investor Rights Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, assets, books and records of the Company and its Subsidiaries upon reasonable prior notice and during normal business hours, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent and its authorized representatives in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 7.02 to the extent that (A) any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information (B) the Company is requested to make available the CDX Contracts or (C) disclosure of any such information would result in the loss of attorney-client privilege (but in each case the Company shall use its commercially reasonable efforts to (1) develop an alternative to providing such information that is reasonably acceptable to Parent or (2) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would permit the disclosure of such information without violating such Applicable Law or attorney-client privilege). Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 7.03.    No Solicitation; Other Offers

(a)    General Prohibitions. Prior to the Acceptance Time, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly: (i) solicit, initiate or take any action to knowingly assist, facilitate or encourage the submission of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate with, or knowingly assist, participate in or encourage any effort by any Third Party that has made, is seeking to make or would be reasonably expected to make an Acquisition Proposal; (iii) fail to make, withdraw or modify in a manner adverse to Parent or Merger Subsidiary the Company Board Recommendation (or recommend an Acquisition Proposal or make any public statement (or statement to any of its stockholders (other than, for the avoidance of doubt, to a director of the Company in his capacity as such)) inconsistent with the Company Board Recommendation (including publicly proposing to withdraw or modify the Company Board Recommendation)) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”); (iv) fail to enforce, or grant any waiver or release under, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law; or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section 7.03 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 7.03(a) by the Company.

(b)    Exceptions. Notwithstanding Section 7.03(a), at any time prior to the Acceptance Time:

(i)    the Company, directly or indirectly through its Representatives, (A) provided that the Company has complied with Section 7.03(a) (other than de minimis breaches), may engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Company Board (or the Special Committee) reasonably believes is or would reasonably be expected to lead to a Superior Proposal and (B) may furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms in all material respects no less favorable to the Company than those contained in Section 6.02 of the Investor Rights Agreement and other terms necessary to permit the Company to comply with its obligations to Parent pursuant to this Section 7.03; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;

(ii)    subject to compliance with Section 7.03(d), if the Company has received a Superior Proposal, then the Company Board (or the Special Committee) may make an Adverse Recommendation Change and/or cause the Company to terminate this Agreement pursuant to and in accordance with Section 11.01(d)(iv) in order to enter into a definitive agreement providing for such Superior Proposal on the terms disclosed to Parent pursuant to Section 7.03(d);

(iii)    subject to compliance with Section 7.03(d), the Company Board (or the Special Committee) may make an Adverse Recommendation Change in response to a material event, change or development in circumstances arising after the date hereof that was neither known by nor reasonably foreseeable to the Company Board as of or prior to the date hereof and does not involve or relate to an Acquisition Proposal (an “Intervening Event”);

in each case referred to in the foregoing clauses (i), (ii) and (iii), only if the Company Board (or the Special Committee) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law. Notwithstanding anything to the contrary contained in this Agreement, provided that the Company has complied with Section 7.03(a), the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party solely to clarify the terms and conditions of an Acquisition Proposal made by such Third Party so as to determine whether such Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal or (y) direct any such Third Party to this Agreement, including the specific provisions of this Section 7.03(a).

In addition, nothing contained herein shall prevent the Company Board (or the Special Committee) from complying with Rule 14d-9 (including Item 1012(a) of Regulation M-A under the Exchange Act) or Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that (i) any such action taken or statement made shall be subject to and only taken in compliance with this and (ii) any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action; provided, further, that it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute an Adverse Recommendation Change.

(c)    Required Notices. None of the Company Board (or the Special Committee), the Company, any Subsidiaries of the Company or any of their respective Representatives shall take any of the actions referred to in Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking any such action, the Company shall continue to advise Parent on a reasonably current basis of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, is seeking to make or would reasonably be expected to make an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition

Proposal, indication or request. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.03(c).

(d)    “Last Look.” Further, the Company Board (or the Special Committee) shall not make an Adverse Recommendation Change pursuant to Section 7.03(b), unless: (i) the Company promptly provides written notice to Parent at least four Business Days before taking such action of its intention to do so (such four Business Day period, the “Negotiation Period”), (ii) (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, such notice specifies in reasonable detail the basis for the Adverse Recommendation Change and attaches the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Superior Proposal or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.03(b)(ii), such notice includes a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such Adverse Recommendation Change and during the Negotiation Period, to the extent Parent wishes to negotiate, the Company negotiates, and causes its Representatives to negotiate, in good faith with Parent or and its Representatives with respect to any proposed changes by Parent to the terms and conditions of this Agreement or the transactions contemplated hereby (or with respect to other proposals made by Parent) and (iii) Parent does not make, prior to 11:59 p.m., New York City time, on the final day of the Negotiation Period, an offer that (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal pursuant to Section 7.03(b), is at least as favorable to the stockholders of the Company (other than Roche Holding Ltd and its Affiliates) as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new three-Business Day period under this Section 7.03(d), which shall also be deemed to be a “Negotiation Period” under this Section 7.03(d)) or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event pursuant to Section 7.03(b)(i), eliminates the basis for such Adverse Recommendation Change under Section 7.03(b).

(e)    Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares or a majority of the consolidated assets of the Company and its Subsidiaries on terms that the Special Committee determines in good faith by a majority vote, after considering the advice of an outside financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company’s stockholders (other than Roche Holding Ltd and its Affiliates) than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 7.03(d), which the Special Committee determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined to be available by the Special Committee.

(f)    Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (together with its Representatives) that has executed a confidentiality agreement in connection with any Acquisition Proposal, within the 24-month period prior to the date hereof, and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries in connection with the consideration of an Acquisition Proposal (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable. The Company represents and warrants to Parent that, during the 24-month period prior to the date hereof, neither it nor any of its Subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

Section 7.04.    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.05.    Stock Exchange Delisting; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.06.    Compensation Arrangements. Prior to the Acceptance Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each Compensation Arrangement that has not previously been subject to the Compensation Arrangement Approvals described in Section 5.18(i) to be approved by the Compensation Committee (comprised solely of “independent directors” determined in the manner described in the last sentence of Section 5.18(i)) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 7.07.    Takeover Statutes. The Company shall: (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this

Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated or permitted by this Agreement, to take all actions necessary so that such transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such statute or regulation on such transactions.

Section 7.08.    Stockholder Litigation. From and after the date hereof, the Company shall promptly advise Parent orally and in writing of any Proceedings (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or executive officers relating to this Agreement, the Offer, the Merger and/or the other transactions contemplated hereby and shall keep Parent promptly and reasonably informed regarding any such Proceeding. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Proceeding and shall give due consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such Proceeding without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 8

COVENANTS OF PARENT

Section 8.01.    Obligations of Merger Subsidiary. Parent shall take all actions necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.    As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Subsidiary of each of the covenants, obligations and undertakings required to be performed by Merger Subsidiary under this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Subsidiary in the first instance. Neither Parent nor Merger Subsidiary shall take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of Delaware Law.

Section 8.02.    Director and Officer Liability.

(a)    For six years after the Effective Time, to the extent permitted by Applicable Law, Parent shall cause the Surviving Corporation to exculpate, indemnify and hold harmless the present and former officers, managers and directors of the Company and any of its Subsidiaries (each, an “Indemnified Person”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable and documented fees, costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred in connection with any actual or threatened claim, action, suit, assessment, audit, proceeding or investigation arising out of or pertaining to or by reason of the fact that an Indemnified Person is or was an officer, manager or director of the Company or any of its Subsidiaries or, while serving as an officer, manager or director of the Company or any of its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, manager, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or non-profit entity, in each case, including such matters that exist or occur prior to the Effective Time, including the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time (each, an “Indemnified Proceeding”). In the event of any Indemnified Proceeding, (1) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of such Indemnified Proceeding from the Surviving Corporation; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification, (2) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Indemnified Proceeding in which indemnification could be sought by such Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Indemnified Proceeding or such Indemnified Person otherwise consents thereto in writing, and (3) the Surviving Corporation shall cooperate in the defense of any such matter to the fullest extent provided by Applicable Law and under the Company’s certificate of incorporation and bylaws in effect on the date hereof. Notwithstanding anything herein to the contrary, if any actual or threatened Proceeding (whether asserted or claimed prior to, at or after the Effective Time) requiring indemnification or advancement under this Section 8.02 is instituted against any Indemnified Person on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 8.02 shall continue in effect until the final disposition of such Proceeding.

(b)    For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    Parent shall, or shall cause the Surviving Corporation to, either (i) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase a “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. In lieu of the Surviving Corporation’s maintaining such current policies (or providing substitute policies) or purchasing a “tail policy,” the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, covering, without limitation, the transactions contemplated hereby; provided, however, that the Company shall not expend more than 300% of the amount per annum the Company paid for the current D&O Insurance for the premium of such tail coverage; and provided further that if the aggregate premiums of such tail coverage exceed such amount, the Company is only permitted to obtain tail coverage with the greatest coverage available for a cost not exceeding such amount. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)    If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.02.

(e)    The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. It is expressly agreed by the parties that each Indemnified Person shall be a third-party beneficiary of this Section 8.02 and shall be entitled to enforce the covenants contained herein.

Section 8.03.    Employee Matters.

(a)    For a period of one year following the Effective Time, Parent shall provide each employee of Parent or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) who are employed by Parent or one of its Subsidiaries during such period with compensation and benefits (other than equity based compensation, defined benefit pension benefits and retiree medical benefits) that are comparable in the aggregate to such compensation and benefits as in effect immediately prior to the Effective Time.

(b)    Following the Effective Time, Parent will, subject to Applicable Law, give each Continuing Employee full credit for prior service with the Company and its Subsidiaries for purposes of (i) waiting periods to participate and vesting under any employee benefit plans (other than defined benefit pension plans and equity or other long-term incentive plans) and (ii) determination of benefit levels relating solely to vacation, sick, personal time off or severance plans and policies, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, except if such credit would result in a duplication of benefits. In addition, Parent shall use commercially reasonable efforts to (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries applicable to such Continuing Employee prior to the Effective Time and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, retention, severance and termination protection plan (including the severance policy set forth on Section 8.03(c) of the Company Disclosure Schedule) or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee of that company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or compensation deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all vested and accrued benefits under any Company Employee Plan.

(d)    Unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall take all actions that are necessary to cause the Company Stock Plans to terminate effective as of no later than immediately prior to the Effective Time. In addition, if directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall take all actions that are necessary to cause any Company Employee Plan intended to qualify as a cash or deferred arrangement under Section 401(k) of the Code to terminate effective as of no later than immediately prior to the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 8.03(c) shall be subject to Parent’s prior review and approval. The Company shall promptly provide all information about the Continuing Employees’ participation in the Company Employee Plans (including regarding elections) that Parent reasonably requests to permit Parent to meet its obligations pursuant to this Section 8.03(c).

(e)    Through the Closing, Parent and the Company agree to work together in good faith to consult with, or obtain the consent or advice of, any labor or trade union, works council or other employee representative body as required or appropriate to consummate the transactions contemplated by this Agreement, to the extent applicable.

(f)    Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (i) Parent or its Affiliates may revise, amend or terminate any Company Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (ii) nothing in this Agreement shall be construed as an amendment of any Company Employee Plan and (iii) no provision of this Section 8.03 shall create any third-party beneficiary rights in any Company Service Provider or former Company Service Provider (including any beneficiary or dependent of such Company Service Provider or former Company Service Provider) in respect of continued employment (or resumed employment) or any other matter.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01.    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall reasonably cooperate with one another and use (and cause their Subsidiaries to use) their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither Parent nor the Company shall be required to (and neither the Company nor any of its Subsidiaries shall without Parent’s prior written consent) (A) divest or otherwise hold separate (including by establishing a trust or otherwise), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its or the Company’s or any of their respective Affiliates’ businesses, assets or properties, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (C) litigate, challenge or take any action with respect to any action or Proceeding by any Governmental Authority or (D) agree to do any of the foregoing (any of the actions described in this proviso, a “Burdensome Condition”).

(b)    To the extent permitted by Applicable Law, and subject to Section 9.01(a), each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all reasonable respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Governmental Authority and of any material communication received or intended to be given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Governmental Authority (or members of the staff of any Governmental Authority) or in connection with any Proceeding by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with, any such Filing, communication or inquiry and further each of the Company and Parent shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority or in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

Section 9.02.    Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or Filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts in connection with the consummation of the transactions contemplated by this Agreement, and (iii) subject to Section 9.01(a), in taking such actions or making any such Filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03.    Public Announcements. Promptly following the execution and delivery hereof, each party may issue a press release announcing the execution of this Agreement and the transactions contemplated hereby in the forms previously agreed upon by the Company and Parent. Following such initial press release, (a) Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and (b) neither Parent nor the Company shall issue any such press release, make any such other public statement or schedule any such press conference or conference call without the consent of the other party; provided, however, that the restrictions set forth in this Section 9.03 shall not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the parties shall use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and (y) to the extent practicable, cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain a protective order), or (ii) made or proposed to be made by the Company in compliance with Section 7.03 with respect to the matters contemplated by Section 7.03 (or by Parent in response thereto). Notwithstanding the foregoing, the parties may make oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 9.04.    Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of Delaware Law. The parties shall take all necessary and appropriate action to cause the Merger to be effective, without a meeting of stockholders of the Company in accordance with Section 251(h) of Delaware Law, as soon as practicable following the Offer Closing Date. The parties agree to take all necessary and appropriate action to cause the Shares accepted for payment pursuant to the Offer to be transferred to (and registered in the name of) Merger Subsidiary as soon as practicable after the Offer Closing Date and prior to the Effective Time.

Section 9.05.    Notice of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication received by the Company or any of its Affiliates or Parent or any of its Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)    any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed by the Company or Parent pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d)    any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any Offer Condition not to be satisfied; and

(e)    any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 9.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 10

CONDITIONS TO THE MERGER

Section 10.01.    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permissible under Applicable Law) waiver of the following conditions:

(a)    no Applicable Law shall prohibit or make illegal the consummation of the Merger; and

(b)    the Acceptance Time shall have occurred on the terms and subject to the conditions set forth herein.

ARTICLE 11

TERMINATION

Section 11.01.    Termination. This Agreement may be terminated and (i) the Offer may be abandoned at any time prior to the Acceptance Time and (ii) the Merger may be abandoned at any time prior to the Effective Time:

(a)    by mutual written agreement of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b)    by either the Company (provided that such termination has been approved by the Special Committee) or Parent, if:

(i)    the Acceptance Time has not occurred on or before 5:00 p.m. (New York City time) on November 18, 2018 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Offer to be consummated by such time; or

(ii)    there shall be any Applicable Law that (A) makes consummation of the Offer or the Merger illegal or otherwise prohibited or (B) permanently enjoins Merger Subsidiary from consummating the Offer or the Company, Parent or Merger Subsidiary from consummating the Merger and in each case such Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of any fact or occurrence described in the foregoing clause (A) or (B);

(c)    by Parent, if, prior to the Acceptance Time:

(i)    an Adverse Recommendation Change shall have occurred (provided that any written notice delivered by the Company to Parent pursuant to Section 7.03(d) stating the Company’s intention to make an Adverse Recommendation Change in advance thereof shall not result in Parent having any termination rights pursuant to this Section 11.01(c)(i));

(ii)    there shall have been an intentional and material breach of Section 7.03(a);

(iii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in clauses (c)(iii) or (c)(iv) of Annex I to exist and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, the Company does not cure such breach or failure within 30 days after receipt by the Company of written notice from Parent of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this paragraph if Parent or Merger Subsidiary is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iv)    due to the failure of any Offer Condition to be satisfied at the expiration date of the Offer, the Offer shall have expired or been terminated without Merger Subsidiary having purchased any Shares pursuant thereto; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.01(c)(iii) if Parent’s or Merger Subsidiary’s breach of any provision of this Agreement was directly or indirectly the cause of, or directly or indirectly resulted in, the failure of any Offer Conditions to be satisfied or the failure of Merger Subsidiary to have accepted for payment the Shares validly tendered and not withdrawn pursuant to the Offer;

(d)    by the Company, if, prior to the Acceptance Time:

(i)    Merger Subsidiary shall have failed to commence the Offer pursuant to Article 1 within five (5) Business Days of the time period specified therein (other than in connection with any de minimis breaches of Article 1);

(ii)    following satisfaction (or, to the extent permissible under Applicable Law and this Agreement, waiver) of the conditions to Parent’s obligation to consummate the Offer hereunder, (A) Parent fails to consummate the Offer on or prior to the latest time permissible hereunder or (B) the consummation of the Merger will not occur immediately following the Acceptance Time as a result of a failure of Parent to comply with its obligations hereunder;

(iii)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would reasonably be expected to prevent Parent from consummating the Offer or the Merger and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, Parent does not cure such breach or failure within 30 days after receipt by Parent of written notice from the Company of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iv)    the Company Board (or the Special Committee) shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 7.03(b)(ii), in respect of a Superior Proposal; provided that, as a condition precedent to the effectiveness of any such termination, the Company shall have paid all amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02.    Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, nothing herein shall relieve any party from liability for damages resulting from such party’s fraud or willful and material breach of this Agreement. The provisions of this Section 11.02, Section 9.03, Section 12.01, Section 12.03, Section 12.04, Section 12.07, Section 12.08 and Section 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

Section 12.01.    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email, so long as a receipt of such email is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Fax: (650) 225-6000

with copies (which shall not constitute notice) to:

F. Hoffmann-La Roche Ltd

Group Legal Department

Grenzacherstrasse 124

CH-4070 Basel, Switzerland

Attention: Dr. Beat Kraehenmann

Fax: +41 61 688 13 96

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  Marc O. Williams

                  Brian Wolfe

Email:       marc.williams@davispolk.com

                  brian.wolfe@davispolk.com

if to the Company, to:

Foundation Medicine, Inc.

150 Second Street

Cambridge, Massachusetts 02141

Attention:  Special Committee

                  c/o Robert W. Hesslein

                  Senior Vice President and General Counsel

Email:       rhesslein@foundationmedicine.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:  Stuart M. Cable

                  Lisa R. Haddad

Email:       scable@goodwinlaw.com

                  lhaddad@goodwinlaw.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02.    No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Time.

Section 12.03.    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) any such amendment or waiver by the Company shall be at the direction of and approved by the Special Committee, (ii) after the Acceptance Time no amendment shall be made that decreases the Offer Price or the Merger Consideration and (iii) there shall be no amendment or waiver that would require the approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04.    Expenses.

(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Termination Fee. If this Agreement is terminated by (A) Parent pursuant to Section 11.01(c)(i) or (B) by the Company pursuant to Section 11.01(d)(iv), then the Company shall pay to Parent in immediately available funds $34.5 million (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and in the case of a termination by the Company, immediately before and as a condition to the effectiveness of such termination.

(c)    Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent and its Affiliates in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the higher of the publicly announced prime rate of Citibank, N.A. and the maximum legal interest rate then-applicable pursuant to Title 6, Chapter 23, § 2301 of the Delaware Code,

in either case from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. In the event that Parent shall receive full payment pursuant to this Section 12.04, without limiting Parent’s rights in the case of fraud or intentional misconduct, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all damages or losses suffered or incurred by Parent or any of its Affiliates in connection with this Agreement and the termination hereof (or any matter forming the basis for such termination), and neither Parent nor any of its Affiliates shall be entitled to bring any Proceeding against the Company or any of its Affiliates for damages or any equitable relief arising therefrom. For the avoidance of doubt, any payment made by the Company pursuant to this Section 12.04 shall be payable only once and not in duplication even though such payment may be payable under one or more provisions of Section 12.04.

Section 12.05.    Disclosure Schedule and SEC Document References.

(a)    The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b)    The parties hereto agree that any information contained in any part of any Company SEC Document described in the first sentence of Article 5 shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, together with the Company Disclosure Schedule, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; in each case, excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, and excluding any information incorporated by reference or exhibits attached to any of the foregoing.

Section 12.06.    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for the right of holders of Shares to receive the Offer Consideration as set forth in Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons who have tendered (and not validly withdrawn) Shares pursuant to the Offer), the right of holders of Shares to receive the Merger Consideration as set forth in Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of Shares immediately prior to the Effective Time) and Section 8.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or the rights of holders of Shares to receive the Merger Consideration.

Section 12.07.    Governing Law. This Agreement and all claims and causes of action arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.08.    Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 12.10.    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11.    Entire Agreement. This Agreement, the Annexes and Exhibits attached hereto, the Company Disclosure Schedule and the Investor Rights Agreement (it being understood that nothing contained in this Agreement shall constitute a waiver of any party’s rights under the Investor Rights Agreement or the Credit Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages would not be an adequate remedy for any such harm. Prior to the valid termination of this Agreement pursuant to Section 11.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.08, in addition to any other remedy to which they are entitled at law or in equity without any requirement for the posting of any bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the terms and provisions of this Agreement.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FOUNDATION MEDICINE, INC.

By:	/s/ Troy Cox
Name:	Troy Cox
Title:	President and Chief Executive Officer

ROCHE HOLDINGS, INC.

By:	/s/ Bruce Resnick
Name:	Bruce Resnick
Title:	Vice President

062018 MERGER SUBSIDIARY, INC.

By:	/s/ Bruce Resnick
Name:	Bruce Resnick
Title:	President

ANNEX I

OFFER CONDITIONS

Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or pay for any Shares pursuant to the Offer, if:

(a)    this Agreement shall have been terminated in accordance with its terms;

(b)    immediately prior to the Acceptance Time:

(i)    there shall not have been validly tendered and not validly withdrawn in accordance with the terms of the Offer and “received” (as defined in Section 251(h) of Delaware Law) a number of Shares that represents at least a majority of the Shares outstanding not owned by Parent or its Affiliates (the condition set forth in this clause (b)(i), the “Minimum Condition”); or

(ii)    the consummation of the transactions contemplated by the Merger will not occur immediately following the Acceptance Time;

(c)    immediately prior to the Acceptance Time, any of the following conditions exists:

(i)    any Applicable Law shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, that directly or indirectly (A) renders illegal, delays materially or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Merger Subsidiary or the consummation of the Merger, (B) imposes or confirms any limitation on the ability of Parent or Merger Subsidiary or any of their Affiliates effectively to exercise full rights of ownership of the Shares to be acquired by Parent and Merger Subsidiary in the Offer or the Merger, including the right to vote any such Shares on all matters properly presented to the Company’s stockholders, or (C) compels Parent, Merger Subsidiary, the Company or any of its Affiliates to take any action not required to be taken (or not permitted to be taken without Parent’s consent) pursuant to the terms of this Agreement, including Section 9.01(a);

(ii)    there shall be instituted or pending any Proceeding by any Governmental Authority that seeks any remedy described in clauses (A) through (C) of paragraph (c)(i);

(iii)    (A) any of the representations and warranties of the Company contained in Section 5.05 shall not be true and correct in all but de minimis respects, (B) any of the representations and warranties of the Company contained in any of Section 5.01, Section 5.02, Section 5.06, Section 5.23, Section 5.24 or Section 5.25 that are qualified as to materiality or Company Material Adverse Effect shall not be true and correct in all respects and any such representations and warranties that are not so qualified shall not be true and correct in all material respects, (C) the representations and warranties of the Company contained in Section 5.10(a)(ii) shall not be true and correct in all respects or (D) any of the other representations and warranties of the Company contained in this

S-1

Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct with, in the case of this clause (D) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of each of clauses (A) through (D) as of the date of the Agreement and at and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time);

(iv)    the Company shall have failed to perform in all material respects any of its obligations under this Agreement;

(v)    since the date of this Agreement, there shall have occurred any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(vi)    Parent shall not have received a certificate executed by an authorized executive officer of the Company dated as of the date on which the Offer expires certifying that the Offer Conditions specified in paragraphs (c) (iii), (c) (iv) and (c)(v) do not exist.

Subject to the terms and conditions of this Agreement and other than the Minimum Condition, the foregoing Offer Conditions are for the sole benefit of Parent and Merger Subsidiary and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Merger Subsidiary, in whole or in part, at any time, at the sole discretion of Parent and Merger Subsidiary (except for the Minimum Condition, which is non-waivable). The failure or delay by Parent and Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

I-2

ANNEX II

FORM OF CERTIFICATE OF INCORPORATION

OF

FOUNDATION MEDICINE, INC.

FIRST: The name of the corporation is Foundation Medicine, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Delaware Law or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

Any amendment, repeal or modification of this EIGHTH article by either of (i) the stockholders of the Corporation or (ii) an amendment to Delaware Law, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.